Exhibit 5

[Letterhead of Constellation Energy Group, Inc.]

November 18, 2005

Constellation Energy Group, Inc.

750 East Pratt Street

Baltimore, MD 21202

Ladies and Gentlemen:

I am Associate General Counsel for Constellation Energy Group, Inc., a Maryland corporation (the “Company”), and am furnishing this opinion in connection with the Company’s registration statement on Form S-8 filed on the date hereof (the “Registration Statement”) to register under the Securities Act of 1933, as amended, 2 million shares of common stock, without par value, of the Company (the “Shares”) to be issued pursuant to the Constellation Energy Group, Inc. Employee Savings Plan and the Represented Employee Savings Plan of Nine Mile Point (collectively, the “Plans”).

In connection with this opinion, I have considered such records and documents, and made such examinations of law as I have deemed relevant.  I am of the opinion that any original issued Shares, when issued and delivered in the manner and on the terms contemplated in the Registration Statement and the Plans, will be validly issued, fully paid and non-assessable.

I express no opinion as to the law of any jurisdiction other than the law of the State of Maryland and the law of the United States of America.  I undertake no responsibility to update or supplement this opinion in response to changes in law or future events or circumstances.  The opinion expressed herein concerns only the effect of the law (excluding the principles of conflicts of law) of the State of Maryland and the United States of America as currently in effect.

This opinion is rendered solely for your benefit and may not be used, circulated, quoted relied upon or otherwise referred to by any other person for any other purpose without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Charles A. Berardesco
Charles A. Berardesco
Associate General Counsel